Exhibit 10.3
Regency GP LLC
Long-Term Incentive Plan
Grant of Phantom Units
with DERs

Grantee:

Grant Date:

1.	Grant of Phantom Units with DERs. Regency GP LLC (the “Company”) hereby grants to you ___ Phantom Units (subject to adjustment as provided in Attachment A) under the Regency GP LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this agreement (the “Agreement”) and in the Plan. Each Phantom Unit includes a tandem distribution equivalent right (“DER”), as defined in Paragraph 2 below. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Subject to Paragraph 3 below, if and to the extent the Performance Goal set forth on Attachment A hereto is achieved, effective on the last day of the Performance Period the Phantom Units shall vest in accordance with the Vested Percentage as set forth on Attachment A. If the Performance Goal is not achieved, the Phantom Units automatically shall be forfeited without payment effective on the last day of the Performance Period.

The Company shall establish, with respect to each Phantom Unit, a bookkeeping account (a “DER Account”) to which it shall credit (without interest) an amount equal to any cash distributions made by the Partnership with respect to a Common Unit during the Performance Period — a DER. Upon the vesting of a Phantom Unit, the DER Account with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER Account with respect to such forfeited Phantom Unit shall also be forfeited.

3.	Events Occurring Prior to the End of the Performance Period.
(a)	Death or Disability. If, prior to the end of the Performance Period, your employment with the Company terminates as a result of your death or a disability that entitles you to benefits under the Company’s long-term disability plan (“Disability”), then, if and to the extent the Performance Goal is achieved for the Performance Period, a “prorata portion” of the Vested Percentage of your Phantom Units and DER Accounts that would have become vested had your employment continued through the end of the Performance Period will become vested on the last day of the Performance Period. The “prorata portion” shall be a fraction, the numerator of which is the number of days in the Performance Period that have elapsed as of the date of your death or Disability, and the denominator of which is the total number of days in the Performance Period.

(b)	Other Terminations. If, prior to the end of the Performance Period, your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above or Paragraph 3(d) below, all of your Phantom Units and DER Accounts automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. Except as otherwise provided in Paragraph 3(d) below, upon and following a Change of Control prior to the end of the Performance Period, your Phantom Units and DER Accounts will remain outstanding and will only vest as otherwise set forth in this Agreement.

(d)	Change of Control Termination. Notwithstanding Paragraph 3(c) above, if, upon or within 12 months following a Change of Control and prior to the end of the Performance Period, your employment with the Company is terminated by the Company without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (such termination or resignation, a “Change of Control Termination”), then, notwithstanding anything in the Plan to the contrary, all of your Phantom Units and DER Accounts automatically shall become vested at the Maximum Vested Percentage level as provided in Attachment A.
For purposes of this Agreement:
(i)	“employment with the Company” means being an Employee, Consultant or a Director of the Company or any of its Affiliates and a change of status between being an Employee, Consultant or Director or between being an Employee, Consultant or a Director of the Company and/or any of its Affiliate(s) shall not constitute a termination of “employment with the Company”;

(ii)	“Cause” means the Company (which, for purposes of this definition, shall include the Company and any of its Affiliates) having “Cause” to terminate your employment with the Company, as defined in any employment or similar agreement between you and the Company; provided that, in the absence of an agreement containing such a definition, the Company shall have “Cause” to terminate your employment with the Company upon (A) your willful failure to substantially perform your duties (other than any such failure resulting from your Disability) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (B) your willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (C) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (D) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities, or (E) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); and

(iii)	“Good Reason” means a material reduction in your annual base salary or target bonus following a Change of Control; provided, however, that, notwithstanding the foregoing, you may not resign for Good Reason unless you have provided the Company with 30 days prior written notice of your intent to resign for Good Reason and the Company has not remedied such reduction within such 30-day period.
4.	Payments.
(a)	Phantom Units. Subject to Paragraph 5, as soon as reasonably practical and not later than 15 days following the end of the Performance Period or a Change of Control Termination, as applicable, the Company shall pay you, with respect to each vested Phantom Unit, one Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on the last day of the Performance Period or the date of the Change of Control Termination, as applicable. If more than one Phantom Unit vests at the same time, the Company may pay such vested Phantom Units in any combination of Units and cash as the Company, in its discretion, elects.

(b)	DER Accounts. Subject to Paragraph 5, as soon as reasonably practical and not later than 15 days following the vesting of a Phantom Unit, the Company shall pay you an amount of cash equal to the amount credited to your DER Account maintained with respect to such Phantom Unit.
5.	Withholding of Taxes. To the extent that the vesting or payment of a Phantom Unit or cash with respect to a DER Account results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash and from the Units otherwise to be delivered, that amount of cash and that number of Units having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and Unit payments, respectively. No payment of a vested Phantom Unit or a cash distribution with respect to a DER Account shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or a qualified domestic relations order and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Regency GP LLC
By:
	Name:	Byron R. Kelley
	Title:	Chairman, President and Chief Executive Officer

ATTACHMENT A
Performance Goal and Performance Vesting
          Except as otherwise provided in the Grant Agreement, the provisions of this Attachment A to the Grant Agreement shall determine whether, and the extent, if any, that the Phantom Units (and DER Accounts) become vested at the end of the Performance Period.
I.	Performance Period

The Performance Period shall be the period beginning , 20___ and ending , 20___.

II.	Performance Goal

The vesting of your Phantom Units (and DER Accounts) will be determined based on the comparison of (i) the TUR (as defined below) of the Partnership’s common units for the Performance Period to (ii) the TUR of the common units of each of the members of the Peer Group for the Performance Period.

“TUR” or “Total Unitholder Return” shall be measured as the sum of (i) the change (increase/decrease) in the “average price” per unit at the end of the Performance Period compared to the “average price” at the beginning of the Performance Period plus (ii) the cash distributions made per unit during the Performance Period, divided by the “average price” of the unit at the beginning of the Performance Period. The beginning and ending “average price” per unit is the average closing price of the unit for the last 20 consecutive trading days (x) prior to the beginning of the Performance Period and (y) of the Performance Period, respectively, adjusted to take into account any unit splits, unit distributions or other similar events. Such determinations and adjustments shall be made by the Committee in its discretion.

III.	Peer Group

The Peer Group shall consist of the following companies:

ATLAS PIPELINE PARTNERS LP	HOLLY ENERGY PARTNERS LP
BOARDWALK PIPELINE PARTNERS, LP	MAGELLAN MIDSTREAM PARTNERS LP
BUCKEYE PARTNERS LP	MARKWEST ENERGY PARTNERS LP
COPANO ENERGY, L.L.C.	MARTIN MIDSTREAM PARTNERS LP
CROSSTEX ENERGY LP	NUSTAR ENERGY L.P.
DCP MIDSTREAM PARTNERS, LP	PLAINS ALL AMERICAN PIPELINE LP
EAGLE ROCK ENERGY PARTNERS LP	QUICKSILVER GAS SERVICES LP
ENERGY TRANSFER PARTNERS, L.P.	SUNOCO LOGISTICS PARTNERS LP
ENTERPRISE PRODUCTS PARTNERS LP	TARGA RESOURCES PARTNERS LP
No company shall be added to, or removed from, the Peer Group during the Performance Period, except that a company shall be removed from the Peer Group if, prior to the end of the Performance Period, such company ceases to maintain publicly available

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statements of operations prepared in accordance with GAAP. However, if a Peer Group company is merged into or becomes acquired by another entity that maintains such public statements, the surviving public company shall continue to be a Peer Group company unless the Committee, in its discretion, determines otherwise.

IV.	Determination of the Vested Percentage of the Phantom Units (and the DER Accounts)

	<Threshold	Threshold	Target	Maximum
Vested Percentage	0%	50%	100%	150%
Percentile Ranking of Company’s TUR against Peer Group Members’ TURs	<40%	40%	50%	75%
For results between Threshold and Target and Target and Maximum, the Vested Percentage shall be determined by linear interpolation between the two applicable standards based on the TUR results. As soon as reasonably practical following the end of the Performance Period, but not later than 10 days thereafter, the Committee shall determine the Performance Goal results for the Performance Period. However, the requirement for the Committee’s determination of Performance Goal results shall not apply in the event of a Change of Control Termination.

Notwithstanding the foregoing, for purposes of determining the Vested Percentage upon a Change of Control Termination occurring prior to the end of the Performance Period, the Performance Goal shall be deemed to have been met at the Maximum level (150%).

If the Vested Percentage as determined in the above table is in excess of 100% (or, if a Change of Control Termination occurs during the Performance Period), the number of Phantom Units granted to you on the Grant Date automatically shall be increased, retroactively effective as of the Grant Date, so that the number of Phantom Units hereby deemed granted to you as of the Grant Date equals the product of (i) the number of Phantom Units stated in Paragraph 1 and (ii) the Vested Percentage applicable to you. The “additional” Phantom Units hereby credited to you retroactively effective as of the Grant Date shall each include a tandem DER, which also shall be deemed credited retroactively effective as of the Grant Date.

V.	Adjustments to Performance Goal for Significant Events

If, after the beginning of the Performance Period, there is a change in accounting standards required by the Financial Accounting Standards Board or the occurrence of a significant or unusual event with respect to the Partnership or a Peer Group company, the TUR results for the Partnership or such Peer Group company, as the case may be, may be adjusted by the Committee, in its sole discretion, as it determines to be appropriate.

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APPENDIX A
     This Appendix A is attached to the Form of Grant of Phantom Units – Performance Vesting between the Company and certain of its executive officers and other employees or service providers. The form of Grant of Phantom Units – Performance Vesting between the Company and certain of its other executive officers varies from this Exhibit 10.2 by modifying certain provisions of Section 3 as described below:
     1. The Form of Grant of Phantom Units between the Company and Byron R. Kelley also provides for accelerated pro rata vesting of Mr. Kelley’s Phantom Units and DER Accounts upon his retirement from the Company on or after Mr. Kelley reaches age 62. The pro rata portion subject to accelerated vesting upon Mr. Kelley’s retirement from the Company on or after he reaches age 62 will be determined on the same basis as described in Section 3(a) of this Exhibit 10.2 with respect to a termination due to death or disability. In addition, if, prior to the end of a performance period, Mr. Kelley’s employment with the Company terminates as a result of his retirement on after reaching age 65, then his Phantom Units and DER Accounts will continue to be eligible to vest at the end of the performance period based on the performance actually achieved during such period.
     2. The Form of Grant of Phantom Units between the Company and Dennie W. Dixon also provides for accelerated pro rata vesting of the Phantom Units and DER Accounts subject to the award agreement upon Mr. Dixon’s retirement from the Company on or after reaching age 62. The pro rata portion subject to accelerated vesting upon Mr. Dixon’s retirement will be determined on the same basis as described in Section 3(a) of this Exhibit 10.2 with respect to a termination due to death or disability.
Appendix A to
Exhibit 10.2